Exhibit 99.2

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Matthew Wray	Skip MacAskill
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wraym@avaya.com	skip@avaya.com

Avaya Agrees to Sell AGC Networks Stake to Essar Group

•	59.13% Stake to be Sold for Approximately US$ 44.5 million; Enables Avaya Channel Diversification in India

•	Completion Subject to Customary Indian Regulatory Requirements

For Immediate Release: 30th May 2010

MUMBAI, INDIA – Avaya, a global leader in enterprise communications systems, software and services, today announced that it has agreed to sell its approximate 59% ownership interest in AGC Networks Ltd. to affiliates of the Essar Group*.

The sale of its AGC Networks stake will enable Avaya to drive additional focus on two of its strategic imperatives: the development of the Avaya business in India and the growth and extension of its channel coverage model through Avaya’s global channel program, Avaya Connect. AGC Networks remains a key channel partner of Avaya serving customers in the India market, one of the fastest growing enterprise communications markets in the world, and in Australia.

Avaya is focused on delivering fit-for-purpose communications systems to the enterprise market. Avaya currently enjoys a leadership position in the Unified Communications and Contact Center markets in India and globally and has a strong portfolio of data networking solutions and communications maintenance services.

The transaction is subject to customary closing conditions, including those required by Indian law. One such condition is the completion by an Essar Group affiliate of a mandatory open offer made to public shareholders of AGC Networks. Under such open offer, the Essar Group affiliate shall offer to buy at least 20% of the voting capital of AGC Networks. The open offer process is expected to take between 3 and 5 months to complete. During that time, Avaya and AGC Networks will continue to work together to provide industry-leading products and services to customers in India and Australia.

“The AGC Networks relationship remains key to Avaya’s success in India and Australia – both through the period of this transaction and beyond,” said Jangoo Dalal, Managing Director, Avaya India. “In India we work together to serve some of the country’s leading organizations spanning multiple business sectors, and we look forward to continuing to work with AGC Networks as a trusted and well established business partner.”

AGC Networks, established in 1986, is a converged communication solutions provider focused on the India and Australia markets. The Essar Group is a multinational conglomerate spanning steel, oil & gas, power, communications, shipping ports & logistics, construction and minerals. Its communications group is focused on the customer care and acquisition market and has a track record of introducing process and technology innovation.

*	The agreement for the sale of Avaya’s shares in AGC Networks Ltd. has been signed with Essar Services Holdings Limited, a division of Essar Global Ltd.

About Avaya

Avaya is a global leader in enterprise communications systems. The company provides unified communications, contact centers, data solutions, and related services directly and through its channel partners to leading businesses and organizations around the world. Enterprises of all sizes depend on Avaya for state-of-the-art communications that improve efficiency, collaboration, customer service and competitiveness. For more information please visit www.avaya.com.

Forward-Looking Statements

Certain statements contained in this press release are forward looking statements. These statements may be identified by the use of forward looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or other similar terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include: our ability to develop and sell advanced communications products and services, including unified communications and contact center solutions; our ability to develop our indirect sales channel; economic conditions and the willingness of enterprises to make capital investments; the market for advanced communications products and services, including unified communications solutions; our ability to remain competitive in the markets we serve; our ability to manage our supply chain and logistics functions; the ability to protect our intellectual property and avoid claims of infringement; our ability to effectively integrate acquired businesses into ours; our ability to maintain adequate security over our information systems; environmental, health and safety laws, regulations, costs and other liabilities; the ability to retain and attract key employees; risks relating to the transaction of business internationally; pension and post-retirement healthcare and life insurance liabilities; and liquidity and our access to capital markets. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. For a further list and description of such risks and uncertainties, please refer to Avaya’s filings with the SEC that are available at www.sec.gov. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.